Exhibit 11
Telvent GIT, S.A.
Code of Conduct
A. I. General Philosophy
     The honesty, integrity and sound judgment of Telvent employees, officers and directors is essential to Telvent’s reputation and success.
     This Code of Conduct governs the actions and working relationships of Telvent’s employees, officers and directors with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom Telvent has contact. These relationships are essential to the continued success of Telvent. When this Code of Conduct refers to “Telvent”, it includes Telvent GIT, S.A. and each of its subsidiaries.
     This Code of Conduct:
•	requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

•	requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed or submitted by Telvent with governmental agencies or in other public communications made by Telvent;

•	requires compliance with applicable laws, rules and regulations;

•	addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those conflicts to Telvent;

•	addresses misuse or misapplication of Telvent’s property and business opportunities;

•	requires the highest level of confidentiality and fair dealing within Telvent and outside Telvent; and

•	requires prompt internal reporting of violations of this Code of Conduct and proper reporting of any illegal behavior.

II. Corporate Culture
Corporate Culture and Common Management Systems
•	Telvent values its corporate culture and Common Management Systems as key assets. They define the way Telvent does business, establishing a series of Required Compliance Norms (RCN). Following them correctly is a source of profitability and security in Telvent’s activities.

•	Non-compliance with the Common Management Systems is classified by the Board of Directors and, through delegation, by its President, the delegated commissions or, as appropriate, the delegated Management.

•	In any case, non-compliance in any area that directly affects the results of the activity or assumes uncontrolled risks is considered a Very Grave offence.
Professionalism
•	The concept of professionalism at Telvent is closely linked to the service vocation when carrying out any activity and to implication with the business project carried out.

•	All actions carried out in conjunction with the assigned functions must be presided by professional responsibility and guided by the principles established in this Code.
Quality
•	Telvent is dedicated to quality in all of its activities, both internal and external. This task is not assigned to a specific group of people, or to upper management, rather it affects all members of the organisation in their daily work.

•	Telvent has specific quality norms, which are the result of carrying out activities with knowledge, common sense, rigour, order and responsibility.
B. Conflicts of Interest
     A “conflict of interest” occurs when your private interest in any way interferes or appears to interfere with the interests of Telvent. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of Telvent. Employees, officers or directors that have questions or concerns about a potential conflict of interest should contact the Secretary of the Board of Directors.

C. Confidentiality
     Nonpublic information regarding Telvent or its business, employees, customers and suppliers is confidential. As an employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the intended business purpose of Telvent. You are not to share confidential information with anyone outside of Telvent, including family and friends, or with other employees of Telvent who do not need the information to carry out their duties. Your obligation to keep all information confidential continues even if your employment with Telvent ends.
     The following is a non-exclusive list of confidential information:
•	material, non-public financial information regarding Telvent or any of its subsidiaries or affiliates;

•	trade secrets, which include any business or technical information, such as a program, method, technique, compilation or information that is valuable because it is not generally known;

•	all rights to any invention or process developed by an employee using Telvent’s facilities or trade secrets, resulting from any work for Telvent, or relating to Telvent’s business, that belongs or is assigned by law to Telvent; and

•	proprietary information such as customer lists.
     All public and media communications involving Telvent must have prior clearance by the Board of Directors or the Chairman of the Board of Director.
D. Gifts and Entertainment
     In many industries and countries, gifts and entertainment are common practices used to strengthen business relationships. Throughout the world, Telvent’s position is clear. No gifts, favor, or entertainment should be accepted or provided if it will obligate or appear to obligate the person who receives it. Receiving or giving gifts of cash or cash equivalents is never allowed.
     Telvent employees may accept or give gifts, favors, and entertainment only if they meet all of the following criteria:
•	They are not against the law or the policy of the other party;

•	They are consistent with customary business practices in the country or industry;

•	They are reasonably related to business relationships;

•	They are consistent with any existing business guidelines;

•	They cannot be construed as a bribe, payoff, or improper influence; and

•	They do not violate Telvent’s business values or ethics in any other manner.
E. Financial Reportinq
     You are required to report timely to Telvent’s Secretary of the Board of Directors all information in your possession that may be necessary to ensure that Telvent’s financial reports and disclosures, as filed with or submitted to the Securities and Exchange Commission or in other public communications are full, fair, and accurate.
F. Insider Trading
     Buying, selling, trading or participating in any other way in operations that affect Telvent’s assets goes against this Code of Conduct, as well as being illegal, while in possession of material information concerning Telvent that has not been released to the general public, but which when released may have an impact on the market price of Telvent’s securities. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of effecting a transaction in Telvent’s (or other company’s) securities should be directed to Telvent’s General Counsel or compliance officer.
G. Outside Business Relationships
     Before agreeing to act as a director, officer, consultant or advisor for any other business organization, you should notify your immediate supervisor. Directors should disclose all new directorships or potential directorships to the Chairman of the Nominating and Corporate Governance Committee and until such Nominating and Corporate Governance Committee is formed, to the Chairman of the Board of Directors.
H. Fair Dealing
     Each employee, officer and director should undertake to deal fairly with Telvent’s customers, suppliers, competitors and employees.
I. Legality
     Complying with the law is not only an external requirement and, therefore, an obligation of the organisation and its personnel. The law provides security to our activities and reduces the risks to our business. Any action that breaks the law is expressly and firmly prohibited. When in doubt about the legality of any action, it is essential to consult with the Legal Department beforehand

J. Reporting of Illegal or Unethical Behavior
     Telvent requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving Telvent or its employees. If, during the course of your employment, you become aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Conduct to Telvent’s Secretary of the Board of Directors. Reporting the activity will not subject the employee to discipline absent a knowingly false report. All reports will be treated confidentially and will receive a full inquiry.
K. United States Foreign Corrupt Practices Act / Political Contributions
     In addition to the provisions of this Code of Conduct and other policies of Telvent, employees working with any governmental entity in any country have an obligation to know, understand and abide by the laws and regulations that apply to the conduct of business with government entities. If a government agency, whether national, state or local, has adopted a more stringent policy than Telvent’s policy regarding gifts and gratuities, Telvent’s employees and representatives must comply with that more stringent policy.
     The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it a crime for companies as well as their officers, directors, employees, and agents, to pay, promise, offer or authorize the payment of anything of value to a foreign official, foreign political party, officials of foreign political parties, candidates for foreign political office or officials of public international organizations for the purpose of obtaining or retaining business. Similar laws have been, or are being, adopted by other countries. Payments of this nature are strictly against Telvent’s policy even if the refusal to make them may cause Telvent to lose business. The FCPA also requires covered companies to maintain accurate books, records and accounts and to devise a system of internal accounting controls sufficient to provide reasonable assurance that, among other things, Telvent’s books and records fairly reflect, in reasonable detail, transactions and dispositions of its assets.
     Telvent will not give or encourage anyone else to give inducements of any kind to any government employee, or to any supplier under government or nongovernmental contracts or subcontracts, in order to gain any business advantage or contract.
L. Administration, Enforcement and Waiver of Code of Conduct
     This Code of Conduct shall be administered and monitored by Telvent’s Board of Directors. Any questions and further information on this Code of Conduct should be directed to Telvent’s Secretary of the Board of Directors.
     Employees, officers and directors of Telvent are expected to follow this Code of Conduct at all times. In rare circumstances, situations may arise in which a waiver may be appropriate. Waivers will be determined on a case-by-case basis by Telvent’s Board of Directors for directors and officers. Any waiver for directors or officers, and the grounds therefore, shall be disclosed to stockholders in accordance with applicable laws and regulations.

     Failure to comply with this Code of Conduct may result in disciplinary action up to and including termination, depending on the nature and severity of the violation. In addition, any supervisor, manager, officer or director who directs, approves or condones infractions, or has knowledge of them and does not promptly report and correct them, will be subject to disciplinary action up to and including termination.
     Note: The present version of the Code of Conduct of Telvent was approved in the Board of Directors meeting of 24th of February 2005.